CONSULTING AGREEMENT

           THIS AGREEMENT is made and entered into as of October 1, 2001 (the "Agreement"), by and between Western Media Group Corporation, a Minnesota corporation, ("WMGC"), and James Rose ("Rose").

           WHEREAS, WMGC is currently a development stage company, with one subsidiary, K-Rad Konsulting, LLC ("K-Rad"), which has been seeking merger or acquisition opportunities;

         WHEREAS, is currently in discussions with several companies concerning merger or acquisition opportunities; and

         WHEREAS, WMGC currently has only a single director, no employees, and limited funds; and

           WHEREAS, WMGC seeks assistance, in view of foregoing merger transactions, from a consultant to provide services in assisting WMGC as a Vice President to perform day to day business functions and responsibilities in exchange for WMGC $.01 par value per share common stock ("Common Stock"); and

           WHEREAS, Rose, wishes to provide such services to WMGC in exchange for Common Stock as set forth herein;

           NOW, THEREFORE the parties agree as follows:

1 TERM OF AGREEMENT. This Agreement shall commence as of October 1, 2001and shall continue for twelve (12) months thereafter. This Agreement shall be renewable for an additional twelve (12) months at the option of WMGC. WMGC may terminate this Agreement at any time upon thirty (30) days written notice to Rose. 1

2          SERVICES TO BE PROVIDED.
           -----------------------

         2.1 Rose shall perform the functions of a Vice President of WMGC. Specifically, Rose shall assist in managing WMGC's business and the businesses of its subsidiaries, perform all necessary administrative functions in maintaining WMGC, its businesses and records, manage WMGC's internal financial reporting, assist WMGC's outside auditors in their reviews and audits of WMGC's financial statements and provide and other services which may be reasonably necessary to WMGC or any WMGC subsidiary.



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         2.2   Rose understands that he is not an employee of WMGC, that WMGC is not required to provide him with workers' compensation or health insurance, and that Rose is responsible for payment of all taxes relating to payments made to him hereunder by WMGC.

         2.3 EXCLUSIVITY. This Agreement shall not be exclusive; provided, however, that Rose shall devote most of his business time to WMGC. In the event that Rose wishes to devote more than five hours per week to performing services to another entity or person, whether or not such services are similar to those to be performed hereunder, Rose shall first seek WMGC's wriiten consent, which consent shall not be withheld unless: (i) the services will interefere with the services to be performed hereunder or (ii) the provision of services will, or create the substantial likelihood of a violation of this Agreement.

         2.4 WORK SCHEDULE. Rose shall provide services to WMGC Monday through Friday, exclusive of legal holidays.

         2.5 PLACE OF PERFORMANCE OF SERVICES. Services shall be performed by Rose (i) at WMGC's offices when necessary or requested by WMGC,
               (ii) wherever a current or potential client or strategic partner of a WMGC subsidiary is located when necessary or requested by WMGC and (iii) when not required or requested to perform services elsewhere, at such place as Rose may choose with access by both telephone and facsimile service.

3 COMPENSATION. As compensation for the services to be provided hereunder, WMGC agrees to pay Rose a total of one million two hundred thousand (1,200,000) shares of its Common Stock which shall be issuable as follows: (1) seventy five percent (75%) upon approval of this Agreement by the WMGC Board of Directors and filing of a registration statement on Form S-8 as set forth below and (2) twenty five percent (25%) eight months after the date of commencement of the Term of this Agreement, unless this Agreement shall be terminated pursuant to its terms prior to that date. Rose shall also receive an option to purchase one million (1,000,000) shares of Common Stock at $.02 per share which shall vest eight (8) months after the commencement of the term of this Agreement (the "Option"), unless this Agreement shall be terminated pursuant to its terms prior to that date. In the event that WMGC is unable to register the Common Stock on Form S-8 within three (3) months of the date of this Agreement, it shall be issued with the following restrictive legend:



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           THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
           UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT") OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE 1933 ACT AND AN EFFECTIVE REGISTRATION OR QUALIFICATION OF SUCH SECURITIES FOR SALE UNDER ANY APPLICABLE STATE SECURITIES LAW; OR (II) AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED.

           In the event that WMGC exercises its option to extend the Term of this Agreement for an additional twelve (12) months, WMGC shall pay Rose (1) $2,000 per month either (i) in cash or (ii) in Common Stock at a 20% discount to the prevailing market value on the last business day of each month and (2) an option to purchase 1.0 million shares of Common Stock at fair market value on October 1, 2002.


4          REGISTRATION OF THE COMMON STOCK.
           --------------------------------

         4.1 OBLIGATION TO REGISTER. WMGC shall use its best efforts to register the Common Stock to be issued hereunder, and the Common Stock issuable upon exercise of the Option, on Form S-8 to permit the resale of the Common Stock by Rose (the "Registration Statement"). In addition, WMGC shall:

         4.1.1 furnish to Rose, without charge, as many copies of the Registration Statement, the Prospectus and any amendment or supplement thereto as they may reasonably request;

         4.1.2 use its best efforts to comply with all applicable Federal and state regulations, and take such other action as may be reasonably necessary or advisable to enable Rose to consummate the sale or disposition in such jurisdictions or jurisdictions in which Rose shall have requested that the Common Stock be sold; PROVIDED that WMGC shall not be required (i) to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not otherwise be obligated to be so qualified,
               (ii) to subject itself to taxation in any such jurisdiction solely by reason of such registration or qualification or (iii) to consent to general service of process in any jurisdiction.


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         4.1.3 Except as otherwise provided in this Agreement, WMGC shall have sole control in connection with the preparation, filing, withdrawal, amendment or supplementing of the Registration Statement, and may include within the coverage thereof additional shares of Common Stock or other securities for the account of one or more of its other security holders.

         4.1.4 Rose shall furnish to WMGC such information regarding the distribution of the Common Stock and such other information as may otherwise be required by the Securities Act to be included in the Registration Statement.

4.2        INDEMNIFICATION.
           ---------------

         4.2.1 INDEMNIFICATION BY WMGC. In connection with the Registration Statement relating to disposition of the Common Stock, WMGC shall indemnify and hold harmless Rose against any and all losses, claims, damages and liabilities, joint or several (including any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of any action, suit or proceeding or any claim asserted), to which he may become subject under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act"), as amended or other Federal or state law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or such amendment or supplement thereto, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that such indemnity shall not inure to the benefit of Rose on account of any losses, claims, damages or liabilities arising from the sale of the Common Stock if such untrue statement or omission or alleged untrue statement or omission was made in such Registration Statement, Prospectus or such amendment or supplement, in reliance upon and in conformity with information furnished in writing to WMGC by Rose specifically for use therein. This indemnity agreement shall be in addition to any liability that the WMGC may otherwise have.


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         4.2.2 INDEMNIFICATION BY ROSE. In connection with the Registration
               Statement, Rose shall indemnify, to the same extent as the indemnification provided by WMGC in Section 4.2.1. Rose will indemnify WMGC, its directors and each officer who signs the Registration Statement and each person who controls WMGC (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), only insofar as such losses, claims, damages and liabilities arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement, the Prospectus or any amendment thereof or supplement thereto, in reliance upon and in conformity with information furnished by Rose in writing to WMGC, specifically for use therein. Rose's liability shall not be greater than the dollar amount of the net proceeds Rose receives upon the sale of the Common Stock giving rise to such indemnification obligation.

         4.2.3 CONDUCT OF INDEMNIFICATION PROCEDURE. Any party that proposes to assert the right to be indemnified hereunder will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section, notify each such indemnifying party of the commencement of such action, suit or proceeding, enclosing a copy of all papers served. No indemnification provided for in Section 4.2.1 or 4.2.2 shall be available to any party who shall fail to give notice as provided in this Section 4.2.3 if the party to whom notice was not given was unaware of the proceeding to which such notice would have related and was prejudiced by the failure to give such notice, but the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve it from liability that it may have to any indemnified party for contribution or otherwise than under this Section. In case any such action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and the approval by the indemnified party of such counsel, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, except as provided below and except for the reasonable costs of investigation previously incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ its counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized in writing by the



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               indemnifying parties, (ii) the indemnified party shall have reasonably concluded, based on advice of counsel, that there may be a conflict of interest between the indemnifying parties and the indemnified party in the conduct of the defense of such action (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying parties shall not have employed counsel to assume the defense of such action within a reasonable time after notice of the commencement thereof, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying parties. An indemnifying party shall not be liable for any settlement of any action, suit, proceeding or claim effected without its written consent.

         4.2.4 CONTRIBUTION. In connection with the Registration Statement relating to the disposition of the Common Stock, if the indemnification provided for in subsection 4.2.1 hereof is unavailable to an indemnified party thereunder in respect of any losses, claims, damages or liabilities referred to therein, then WMGC shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities. The amount to be contributed by WMGC hereunder shall be no greater than the proceeds of the same of the Common Stock by Rose.

         4.2.5 SPECIFIC PERFORMANCE. WMGC and Rose acknowledge that remedies at law for the enforcement of Sections 4.2.1 through 4.2.4 may be inadequate and intend that those Sections shall be specifically enforceable.

5 INDEPENDENT CONTRACTOR STATUS. Both WMGC and Rose agree that Rose shall be acting as an independent contractor and not as an employee, servant or agent of WMGC. Accordingly, it is agreed that Rose shall not have any authority to act for or on behalf of WMGC or to bind WMGC without its express consent. Rose shall not be considered as having employee status for the purpose of any employee benefit plan applicable to WMGC's employees generally. Rose is responsible for the payment of any taxes relating to payments made to him hereunder by WMGC.

6          ROSE'S REPRESENTATIONS AND WARRANTIES.   Rose hereby represents and
           warrants to WMGC as follows:


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         6.1   AUTHORITY. Rose has full power and authority to execute and deliver, to perform his obligations under, and to consummate the transactions contemplated by this Agreement. This Agreement is a valid and legally binding obligation of Rose, enforceable against him in accordance with its terms. Rose is not restricted or prohibited, contractually, by court order, agreement or otherwise, from entering into and performing this Agreement, and the services to be performed hereunder, and Rose's's execution and performance of this Agreement is not a violation or breach of any agreement between Rose and any other person or entity.


7 WMGC'S REPRESENTATION AND WARRANTIES. WMGC hereby represents and warrants to Rose as follows:

         7.1 ORGANIZATION. WMGC is a corporation duly organized, validly existing and in good standing under the laws of Minnesota, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. WMGC has full corporate power and authority to execute and deliver this Agreement and the Common Stock and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

         7.2 AUTHORITY; DUE AUTHORIZATION. The execution and delivery by WMGC of this Agreement and the Common Stock, and the performance by WMGC of its obligations hereunder, have been duly and validly authorized by the WMGC Board of Directors, no other corporate action on the part of WMGC or its respective shareholders being necessary. This Agreement has been duly and validly executed and delivered by WMGC and constitutes legal, valid and binding obligations of WMGC enforceable against WMGC in accordance with its terms.

         7.3 NO CONFLICTS. The execution and delivery by WMGC of this Agreement does not, and the consummation of the transactions contemplated hereby will not:

         7.3.1 conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter document) of WMGC;

         7.3.2 conflict with or result in a violation or breach of any term or provision of any law or order applicable to WMGC or any of its assets and properties; or


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         7.3.3 (a) conflict with or result in a violation or breach of, (b)
               constitute (with or without notice or lapse of time or both) a default under, (c) require WMGC or any other person or entity to obtain any consent, approval or action of, make any filing with or give any notice to any person or entity as a result or under the terms of, or (d) result in the creation or imposition of any lien upon WMGC or any of its assets or properties under, any contract or license to which WMGC is a party or by which any of its assets and properties is bound.


8          TERMINATION. Either party may terminate this Agreement upon thirty
           (30) days notice to the other. However, in the event of a termination by Rose, he shall be obligated to return the pro rata portion of the Common Stock represented by the number of months remaining to be performed under this Agreement, divided by twelve (12). In the event of termination of this Agreement by Rose, all provisions of Section 9 shall remain in effect.

9          NON-DISCLOSURE AND NON-SOLICITATION.
           -----------------------------------

         9.1 CONFIDENTIAL INFORMATION. Rose shall not, during the term of this Agreement, directly or indirectly, divulge, disclose or communicate to any person, firm, or corporation, any Confidential Information (as defined herein), except as may be required by law or valid legal process. If Rose is served with formal legal process requesting any Confidential Information, Rose shall notify WMGC within three (3) business days of receipt of the request and provide WMGC with a copy of the request. "Confidential Information" shall mean any matters affecting or relating to the business of WMGC which derives economic value, actual or potential, from not being generally known to the public or trade, including, but not limited to, all customer lists, names and addresses of customers, contact persons at customers, agreements or arrangements with customers, items usually purchased by customers, supplier lists, names and addresses of suppliers, contact persons at suppliers, agreements or arrangements with suppliers, sales techniques, pricing and prices, and marketing information or strategies. "Confidential Information" shall not include matters generally known to the public or trade. Rose has been advised by WMGC that said Confidential Information is proprietary to WMGC, and constitutes a trade secret owned exclusively by WMGC, the disclosure of which would be harmful and damaging to WMGC's business.

         9.2 EXCEPTIONS CONCERNING CONFIDENTIAL INFORMATION. Notwithstanding the foregoing provisions, use of Confidential Information shall not violate Section 9.1 if used by Rose in connection with the provision of services hereunder.


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         9.3   WMGC MATERIALS. All reports and analysis, contracts, contractual arrangements, proposed and actual pricing arrangements, specifications, computer software, computer records and data stored in WMGC's computers, computer printouts, computer disks, documents, memoranda, notebooks, correspondence, files, lists and other records, and the like, and all photocopies or other reproductions thereof, affecting or relating to the business of WMGC which Rose shall prepare, use, construct, observe, possess or control ("WMGC Materials"), shall be and remain the sole property of WMGC. Upon termination of this Agreement, Rose shall deliver promptly to WMGC all such WMGC Materials and any copies or excerpts thereof.

         9.4 SOLICITATION OF CUSTOMERS. Rose shall not, at any time during the term of this Agreement, directly or indirectly, either for himself or for any other person, firm, or corporation, compete for, solicit, divert, or take away, or attempt to divert or take away, any of the customers of WMGC who are customers during the term of this Agreement or who were customers at the time of termination of this Agreement.

         9.5 SOLICITATION OF EMPLOYEES, ETC. Rose shall not, at any time during the term of this Agreement, directly or indirectly, either for himself or for any other person, firm, or corporation, solicit (or seek to solicit) any person who is engaged (as an employee, agent, independent contractor or someone similarly situated) by WMGC to terminate his or her employment or engagement.

         10 MERGER, ETC., OF WMGC. In the event of a future disposition of the properties and business of WMGC, substantially or in its entirety, by merger, consolidation, sale of assets, or otherwise, then WMGC may assign this Agreement and all of the rights and obligations of WMGC under this Agreement to the acquiring or surviving corporation; provided, that such acquiring or surviving corporation shall assume in writing all of the obligations under this Agreement. However, if the acquiring or surviving corporation declines to accept assignment of this Agreement it shall be terminated and all payments to be made hereunder.

11         GENERAL PROVISIONS.
           ------------------

         11.1 SEVERABLE PROVISIONS. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.


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         11.2  ASSIGNMENT. This Agreement may not be assigned by WMGC or Rose, except as set forth in Section 10.

         11.3 WAIVER. Either party's failure to enforce any provision or provisions of this Agreement shall not be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

         11.4 ENTIRE AGREEMENT; AMENDMENTS. This Agreement between WMGC and Rose supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the consulting arrangement between Rose and WMGC and contains all of the covenants and agreements between the parties with respect to the consulting arrangement between Rose and WMGC. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement will be effective unless it is in writing signed by the party to be charged.

         11.5 TITLES AND HEADINGS.Titles and headings to sections of this Agreement are for the purpose of reference only and shall in no way limit, define or otherwise affect the interpretation or construction of such provisions.

         11.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

         11.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         11.8 NOTICES. Any notice to be given to WMGC under the terms of this Agreement shall be addressed to WMGC at the address of WMGC's principal place of business, with a copy to Guzov, Steckman & Ofsink, LLC, 600 Madison Avenue, 22nd Floor, New York, New York 10022, and any notice to be given to Rose shall be addressed to Rose at 69 Mall Drive, Commack, New York 11725, or at such other address as either party may hereafter designate in writing to the other. Any notice required or permitted under this Agreement shall be in writing, shall be sent by certified mail, return receipt requested, or by hand, and shall be deemed effective: (i) upon receipt in the event of delivery by hand, including delivery made by private delivery or overnight mail service where either the recipient or delivery agent executes a written receipt or confirmation of delivery; or (ii) 48 hours after deposited in the United States mail, registered or certified mail, return receipt requested, postage prepaid.



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           IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.




James Rose

                                             WESTERN MEDIA GROUP CORPORATION
                                             a Minnesota corporation



                                             By:_________________________

                                             Title:
                                                   -----------------------------



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